Exhibit 99.1

NEWS RELEASE                                                      [LOGO]
                                                      1000 Six PPG Place
                                              Pittsburgh, PA  15222-5479

                             Contact:  Bill Acton (media)
                                       412/394-2872
                                       Dan Greenfield (financial)
                                       412/394-3004
                                       Gary Stechmesser (financial)
                                       412/394-2861

                 ALLEGHENY TELEDYNE COMMENTS ON EARNINGS OUTLOOK

Pittsburgh, PA, March 13, 1998 - Allegheny Teledyne Incorporated (NYSE:ALT) announced today that earnings before special items for the quarter ending March 31, 1998 are unlikely to reach analysts' estimates that average $0.45 per share.

Continuing weakness in commodity stainless steel prices despite steady demand, combined with a shortfall in aerospace-related metals shipments largely caused by a major equipment outage at an important customer, will hold earnings back in the first quarter.

In the quarter the company also expects non-recurring restructuring charges and transaction costs from its recently announced acquisitions. The acquisitions are expected to add annualized revenues in excess of $750 million.

This news release contains forward-looking statements related to anticipated revenues, earnings and costs. Actual results could differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in the company's filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended December 31, 1996.

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Allegheny  Teledyne  Incorporated is a group of  technology-based  manufacturing companies with significant  concentration in specialty  metals,  complemented by
aerospace  and  electronics,   industrial,  and  consumer  products.   Allegheny
Teledyne's website can be found at http://www.alleghenyteledyne.com.

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